Schneider National, Inc. Compensation Recovery Policy AMENDED & RESTATED, EFFECTIVE OCTOBER 2, 2023 Schneider National, Inc. (the “Company” or “Schneider”) has adopted this clawback policy (the “Policy”) to enable the Company to recover Incentive-Based Compensation payments that were received as a result of financial results that were later determined to be incorrect. This Policy shall be effective as of October 2, 2023, the effective date of Section 303A.14 of the New York Stock Exchange (“NYSE”) listing standards (the “Effective Date”). This Policy shall be interpreted to comply with and incorporate by reference the clawback rules set forth under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and its implementing regulations and the rules and regulations set forth in Section 303A.14 of the NYSE listing standards (the “Clawback Rules”), and, to the extent this Policy is any manner deemed inconsistent with such rules, this Policy shall be treated as retroactively amended to be compliant with the Clawback Rules. I. Covered Executive Officers This Policy will apply to all Incentive-Based Compensation Received (as defined herein) by the Company’s Executive Officers on or after the Effective Date. This Policy shall be binding and enforceable against all such Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives. II. Events Triggering Recovery of Compensation In the event the Company is required to prepare an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Compensation Committee of the Board of Directors (the “Committee”) shall direct the Company to recover from any Executive Officer the amount of Erroneously Awarded Compensation (as defined below) in accordance with this Policy. III. Amount of Compensation Subject to Recovery The amount of Incentive-Based Compensation subject to recovery under this Policy (“Erroneously Awarded Compensation”) shall be the excess of (1) the Incentive-Based Compensation Received by the Executive Officer over (2) the amount of Incentive-Based Compensation that otherwise would have been Received had it been determined based on the accounting restatement, and shall be computed without regard to any taxes paid. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an accounting restatement: (1) the amount shall be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received; and (2) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE.

IV. Recovery Period The Incentive-Based Compensation subject to clawback is the Incentive-Based Compensation Received during the three completed fiscal years immediately preceding the date that the Company is required to prepare an accounting restatement as described above, provided that the person served as an Executive Officer at any time during the performance period applicable to the Incentive-Based Compensation in question. The date that the Company is required to prepare an accounting restatement shall be determined pursuant to 229 C.F.R. §240.10D-1(b)(1)(ii). Notwithstanding the foregoing, no Incentive-Based Compensation shall be subject to clawback under this Policy to the extent it was Received prior to the Effective Date of this Policy. V. Prompt Recovery The Company shall recover reasonably promptly any Erroneously Awarded Compensation except to the extent that the conditions of paragraphs (1), (2), or (3) below apply. The Committee shall determine the repayment schedule for each amount of Erroneously Awarded Compensation in a manner that complies with this “reasonably promptly” requirement. Such determination shall be consistent with any applicable legal, regulatory or NYSE guidance. The determination of “reasonably promptly” may vary from case to case and the Committee is authorized to adopt additional rules to further describe what repayment schedules satisfy this requirement. The Committee may, in its sole discretion, recover Erroneously Awarded Compensation in any manner (or combination thereof) permitted by law, including by (i) requiring repayment or return of prior Incentive-Based Compensation awards made to such Executive Officer, including Incentive-Based Compensation awards that were not affected by the accounting restatement, (ii) cancelling unvested Incentive-Based Compensation awards, (iii) offsetting the amount to be recovered from any compensation owed by the Company to the Executive Officer or (iv) adjusting the future compensation of such Executive Officer. All actions taken by the Company to recover Erroneously Awarded Compensation will be taken in accordance with applicable law and consistent with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder. In addition, the Company may enter into deferred payment plans with an Executive Officer to effectuate recoupment to avoid unreasonable economic hardship. (1) Erroneously Awarded Compensation need not be recovered if the direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered and the Board or an appropriate committee of the Board has made a determination that recovery would be impracticable. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company shall make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the NYSE. (2) Erroneously Awarded Compensation need not be recovered if recovery would violate home country law (non-U.S. law) where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company shall obtain an opinion of home country counsel, acceptable to the NYSE, that recovery would result in such a violation and shall provide such opinion to the NYSE.

(3) Erroneously Awarded Compensation need not be recovered if recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the registrant, to fail to meet the requirements of 26 U.S.C. 401(a)(13) (the anti-alienation rules) or 26 U.S.C. 411(a) (the minimum vesting rules). VI. Definitions For purposes of this Policy: “Executive Officer” means any current or former “executive officer” of the Company, as determined for purposes of Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended. “Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure. For the avoidance of doubt, Incentive-Based Compensation shall not include any salaries, discretionary bonuses, non-equity incentive plan awards earned upon satisfying a strategic measure or operational measure (e.g., completion of a project), or equity-based awards that are not contingent on achieving any financial reporting measure. “Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, any measure that is derived wholly or in part from such measures, stock price and total shareholder return. "Received” Incentive-Based Compensation is deemed received in the fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the incentive-based compensation occurs after the end of that period. VII. Administrative Authority The Committee shall have full and final authority to make all determinations under this Policy, including without limitation whether the Policy applies, whether to pursue recovery of Incentive-Based Compensation, and, if so, the amount to be recovered from the Executive Officer. The Committee shall have full and final authority, in its sole discretion, to: (a) construe all terms, provisions, conditions, and limitations of this Policy, (b) correct any defect or to supply any omission or to reconcile any inconsistency that may appear in this Policy in such manner and to such extent as the Committee shall deem appropriate, and (c) make all other determinations or take any actions necessary or advisable for the administration of this Policy. All determinations and decisions made by the Committee pursuant to the provisions of this Policy shall be final, conclusive and binding on all persons, including the Company, its subsidiaries, its stockholders and Executive Officers. The determination of the Committee need not be uniform with respect to one or more Executive Officers. The Board of Directors may amend this Policy from time to time in its discretion and will amend this Policy as it deems necessary to comply with Section 10D of the Exchange Act, and to comply with the applicable rules or standards of the Section 303A.14 of the NYSE listing standards.

VIII. No Indemnification Notwithstanding anything to the contrary in any other policy of the Company or any agreement between the Company and an Executive Officer, no Executive Officer shall be indemnified by the Company against the loss of any Erroneously Awarded Compensation. IX. Interplay with Other Compensation Recovery Rules This Policy is in addition to (and not in lieu of) any right of repayment, forfeiture or right of offset against any employees that is required pursuant to any statutory repayment requirement (regardless of whether implemented at any time prior to or following the adoption or amendment of this Policy), including Section 304 of the Sarbanes-Oxley Act of 2002. Any amounts paid to Schneider pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 shall be considered in determining any amounts recovered under this Policy. X. Enforceability / Additional Terms If any provision of this Policy or the application of such provision to any Executive Officer shall be adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision (or the application of such provision) valid, legal or enforceable. To the extent the Clawback Rules require recovery of Incentive-Based Compensation in additional circumstances beyond those specified above, nothing in this Policy shall be deemed to limit or restrict the right or obligation of Schneider to recover Incentive-Based Compensation to the fullest extent required by the Clawback Rules. XI. Agreement to Policy by Executive Officers The Committee shall take reasonable steps to inform Executive Officers of this Policy and each Executive Officer shall promptly sign and return to the Company following the Effective Date of this Policy (or, such individual becoming an Executive Officer if not an Executive Officer on the Effective Date) the Acknowledgement Form attached hereto as Exhibit A, pursuant to which the Executive Officer agrees to be bound by, and to comply with, the terms and conditions of this Policy. Each annual incentive plan or agreement documenting an Incentive-Based Compensation award that is granted to a Covered Employee on or after the Effective Date will include a provision that incorporates the terms and conditions of this Policy into such Incentive-Based Compensation award. Owner: Legal Created: 7/30/2018 Last Revised: 10/30/2023

Exhibit A Clawback Policy Acknowledgement and Agreement Form By signing below, I acknowledge and agree that I have received, reviewed and had the opportunity to ask questions regarding the Schneider National, Inc. Compensation Recovery Policy (the “Policy”). Furthermore, I acknowledge and agree that I am fully bound by, and subject to, all of the terms and conditions of the Policy, as may be amended, restated, supplemented or otherwise modified from time to time. I acknowledge and agree that my execution of this Acknowledgement and Agreement Form is in consideration of, and is a condition to, my continued employment and my receipt of future awards from Schneider National, Inc. and its subsidiaries and affiliates (collectively, “Schneider”), though nothing in this Acknowledgement and Agreement Form shall obligate Schneider to make any particular award. In the event of any inconsistency between the Policy and the terms of any employment agreement to which I am a party, or to the terms of any compensation plan, program, agreement or arrangement under which any incentive-based compensation covered by the Policy is payable, the terms of this Policy shall govern and shall be deemed incorporated into all such plans, programs, agreements (including any employment agreements) or arrangements, including and without limitation, those granted or awarded prior to the date hereof and those granted or awarded in the future. In the event any Incentive-Based Compensation (as defined in the Policy) is subject to recoupment or recovery under the terms of the Policy, I will promptly take any action necessary to effectuate the recoupment or recovery of such compensation by Schneider. Finally, I acknowledge and agree that I am not entitled to any indemnification rights with respect to amounts subject to recoupment or recovery by Schneider. EXECUTIVE OFFICER _________________________________ Signature _________________________________ Print Name _________________________________ Date